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                                                                      EXHIBIT 6
                             TERMINATION AGREEMENT


     THIS TERMINATION AGREEMENT is made this 12th day of August, 1998, by and between Jones Intercable, Inc., a Colorado corporation (the "Company"), and Glenn R. Jones ("Jones").

                                   RECITALS
                                   --------

     A. The Company and Jones are parties to that certain Employment Agreement dated December 20, 1994 (the "Employment Agreement"), pursuant to which the Company has agreed to employ Jones as Chairman and Chief Executive Officer of the Company for a term ending on December 20, 2002, unless earlier terminated as provided therein.

     B. Jones and certain of his affiliates (the "Jones Entities") and the Bank of New York, as successor agent to Morgan Guaranty Trust Company of New York, as agent for BCI Telecom Holding Inc., a Canadian corporation f/k/a Bell Canada International Inc. ("BTH"), and BTH (Intercable) Limited, a British Virgin Islands corporation f/k/a Bell Canada International BVI VI Limited ("BTH Intercable" and together with BTH, the "BTH Entities"), have entered into certain option agreements, each dated as of December 20, 1994 (the "Original Option Agreements"), granting an option (the "Control Option") to purchase shares of Common Stock, par value $.01 per share (the "Control Shares"), of the Company owned beneficially or of record by the Jones Entities. Under the Original Option Agreements, the Control Option does not become exercisable until December 20, 2001, except under limited circumstances not currently pertinent.

     C. Contemporaneously with the execution and delivery of this Agreement, the Jones Entities and the BTH Entities are amending and restating the Original Option Agreements (as amended and restated, the "Option Agreements") to provide for the immediate acceleration of the exercise of the Control Option (the "Early Exercise") and the ultimate acquisition of the Control Shares by Comcast Corporation ("Comcast"). Such Early Exercise is to be effected pursuant to and at the closing of the transactions contemplated by that certain Agreement dated the date hereof by and among Comcast and the Jones Entities (the "Comcast Closing").

     D. The Company and Jones desire to terminate the Employment Agreement and the rights and obligations of the parties thereunder at the consummation of the purchase of the Optioned Shares (as defined in the Option Agreements) pursuant to the Early Exercise, and the Company has agreed to pay to Jones a termination payment as provided herein at the time of such termination, all as set forth herein.

                                   AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.  TERMINATION OF EMPLOYMENT.  Effective as of and conditioned upon the
         -------------------------
occurrence of the Comcast Closing, the Company terminates Jones as an employee of the Company.
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     2.  TERMINATION PAYMENT.  Effective as of and conditioned upon the
         -------------------
occurrence of the Comcast Closing, the Employment Agreement shall terminate and the Company shall pay to Jones, and Jones agrees to accept in full satisfaction of his rights under the Employment Agreement, an amount determined in accordance with Schedule A attached hereto (the "Termination Payment"). Such amount shall be paid to Jones in immediately available funds to a bank account designated by Jones at or prior to the time of such termination.

     3.  RELEASE OF CLAIMS.  Upon the termination of the Employment Agreement
         -----------------
and payment of the Termination Payment, each of Jones and the Company releases and waives any claims, damages and causes of action either may have against the other arising out of or related to the Employment Agreement and the termination thereof contemplated by this Agreement.

     4.  AMENDMENT; WAIVER.  Any provision of this Agreement may be amended or
         -----------------
waived if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     5.  GOVERNING LAW.  This Agreement shall be construed in accordance with
         -------------
and governed by the laws of the State of Colorado, without regard to the conflicts of law rules of such state.

     6.  ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement
         ----------------
between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties with respect to such subject matter.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                       JONES INTERCABLE, INC.


                                       By: /s/ Kevin P. Coyle
                                          ---------------------------------
                                       Name:   Kevin P. Coyle
                                       Title:  Group Vice President/Finance



                                       /s/ Glenn R. Jones
                                        -----------------------------------
                                           Glenn R. Jones
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                                   SCHEDULE A
                                   ----------


          (a) Jones shall be entitled to a lump sum payment equal to the total cumulative Base Salary (as such term is defined in the Employment Agreement) that would have been payable to Jones through December 20, 2001 (the "Payout Period"), plus 6% of such amount that would have been payable by the Company during the Payout Period as a matching contribution to Jones' Deferred Compensation Plan; provided, however, that (i) for purposes of determining the
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Increase Percentage (as defined in the Employment Agreement) for any year in the
Payout Period, the percentage increase in the Consumer Price Index for the Denver Metropolitan Area shall be deemed to be the average of such increases for the five calendar years immediately preceding the date of this Termination Agreement; (ii) the amount of such lump sum payment shall be discounted to present value at the rate of 6.25%; and (iii) under no circumstances shall the Company be obligated to pay to Jones more than the maximum amount that Jones would be entitled to receive without causing any payment pursuant to the Termination Agreement or otherwise to be nondeductible by the Company because of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) Jones and the Company agree that the five (5) year average increase in the Consumer Price Index for the Denver Metropolitan Area is 3.95% and that such percentage shall be used, for purposes of the calculation described in subsection (a) above of this Schedule A, in determining Jones' Base Salary for the periods included in the Payout Period. Further, Jones and the Company agree that Jones' Base Salary for the period December 20, 1997 through December 19, 1998 is $2,806,714.

          (c) If the payment to Jones hereunder or otherwise would be nondeductible because of Section 280G of the Code, Jones may elect which and how much of such payments shall be eliminated or reduced and shall notify the Company of such election prior to the time payment is made. If no such election is made by Jones, the Company may elect which and how much of such payments shall be eliminated or reduced to maximize the amount of payments made to Jones without causing any payment to be nondeductible because of Section 280G of the Code.